AGREEMENT

This agreement is made and entered into as of the 8th day of December, 2005 by and among Minera Rio Tinto, S. A. De C. V. (“MRT”), a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, having an office at Av. Pascual Orozco Number 2117- Altos, La Cima, C. P. 31310, Chihuahua, Chihuahua; Sunburst Acquisitions IV, Inc. (“Sunburst”), a Colorado corporation, having an address of 609 Granville, Suite 880, Vancouver, BC V7Y 1G5, and Sunburst de Mexico, S.A. de C.V. (“Sunburst Mexico) a corporation duly incorporated and validly existing pursuant to the laws of the United Mexican States and having an office at Suite 5, Avenida del Mar No.1022 Zona Costera, Mazatlan, State of Sinaloa, Mexico.

WHEREAS, the Board of Directors of Sunburst believes that entering into this agreement is in the best interests of the company and its shareholders; and

WHEREAS, Sunburst Mexico is a wholly owned subsidiary of Sunburst; and

WHEREAS, Sunburst, Sunburst Mexico, and MRT desire to cancel the current Operating Agreement between Sunburst Mexico and MRT pertaining to the operation of the Cieneguita Property; and

WHEREAS, Sunburst, Sunburst Mexico, and MRT desire to cancel the Share Option Agreement between Sunburst and MRT.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual warranties and representations herein contained, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1

The terms below shall be defined as follows:

(a)

“Operating Agreement” means the Operator’s Agreement entered into by MRT and Sunburst Mexico on August 18, 2005.

(b)

“Properties” means the properties referenced in the following agreements: Assignment Of Contract Agreement—Cieneguita, Sale And Purchase Of Mining Concessions Agreement—Encino Gordo, Contract Of Exploration And Option Of Purchase—Guazaparez, Assignment Of Contract Agreement—San Antonio, and Assignment Of Contract Agreement—San Francisco, all signed on August 18, 2005.

(c)

“NSR” means the net smelter rate that Sunburst Mexico must pay from the net proceeds of sales of mineral products extracted from any portion of the Properties.

(d)

“Share Option Agreement” means the Share Option Agreement entered into by MRT and Sunburst on August 18, 2005.

(e)

“USD” shall mean United States Dollars.  All currency referenced in this Agreement is in United States Dollars.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF MRT

2.1

MRT represents and warrants that:

(a)

Organization and Qualification.  MRT is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  MRT is not in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  MRT is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or financial condition of MRT, or (iii) a material adverse effect on MRT’s ability to perform in any material respect on a timely basis its obligations under this agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)

Authorization; Enforcement.  MRT has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this agreement and otherwise to carry out its obligations thereunder.  The execution and delivery of this agreement by MRT and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of MRT and no further action is required by MRT in connection therewith.  This agreement has been (or upon delivery will have been) duly executed by MRT and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of MRT enforceable against MRT in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)

No Conflicts.  The execution, delivery and performance of this agreement by MRT and the consummation by MRT of the other transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of MRT’s or any subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of MRT or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a MRT or subsidiary debt or otherwise) or other understanding to which MRT or any subsidiary is a party or by which any property or asset of MRT or any subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which MRT or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of MRT or a subsidiary is bound or affected, or (iv) conflict with or violate the terms of any agreement by which MRT or any subsidiary is bound or to which any property or asset of MRT or any subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)

There is no litigation, proceeding or investigation pending or, to the knowledge of MRT, threatened against MRT or any subsidiary which challenges the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. MRT has no knowledge of any grounds upon which any such litigation, proceeding or investigation could be based.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SUNBURST AND SUNBURST MEXICO

3.1

Sunburst and Sunburst Mexico represent and warrant that:

(a)

Organization and Qualification.  Sunburst and Sunburst Mexico are entities duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or organization (as applicable), with the requisite power and authority to own and use properties and assets and to carry on business as currently conducted.  Sunburst and Sunburst Mexico are not in violation or default of any of the provisions of their respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Sunburst and Sunburst Mexico are duly qualified to conduct business and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by each makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or financial condition of Sunburst and Sunburst Mexico, taken as a whole, or (iii) a material adverse effect on Sunburst’s or Sunburst Mexico’s ability to perform in any material respect on a timely basis their obligations under this agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)

Authorization; Enforcement.  Sunburst and Sunburst Mexico have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this agreement and otherwise to carry out their obligations thereunder.  The execution and delivery of each of this agreement by Sunburst and Sunburst Mexico and the consummation by them of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Sunburst and Sunburst Mexico and no further action is required by Sunburst or Sunburst Mexico in connection therewith.  This agreement has been (or upon delivery will have been) duly executed by Sunburst and Sunburst Mexico and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Sunburst and Sunburst Mexico enforceable against Sunburst and Sunburst Mexico in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)

No Conflicts.  The execution, delivery and performance of this agreement by Sunburst and the consummation by Sunburst and Sunburst Mexico of the other transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of Sunburst’s or Sunburst Mexico’s certificates or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of Sunburst or Sunburst Mexico, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Sunburst or Sunburst Mexico debt or otherwise) or other understanding to which Sunburst or Sunburst Mexico is a party or by which any property or asset of Sunburst or Sunburst Mexico is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Sunburst or Sunburst Mexico is subject (including federal and state securities laws and regulations), or by which any property or asset of Sunburst or Sunburst Mexico is bound or affected, or (iv) conflict with or violate the terms of any agreement by which Sunburst or Sunburst Mexico is bound or to which any property or asset of Sunburst or Sunburst Mexico is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)

There is no litigation, proceeding or investigation pending or, to the knowledge of Sunburst or Sunburst Mexico, threatened against Sunburst or Sunburst Mexico which challenges the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. Sunburst has no knowledge of any grounds upon which any such litigation, proceeding or investigation could be based.

3.2

Capitalization of Sunburst

(a)

As of November 30, 2005, the authorized capital stock of Sunburst consists of (i) two hundred million (200,000,000) shares of Common Stock, of which 89,994,324 shares are issued and outstanding and (ii) twenty million (20,000,000) shares of Preferred Stock, of which no shares are issued and outstanding.  All of the issued and outstanding shares of capital stock are validly issued, fully paid and nonassessable, were issued in compliance with all applicable securities laws and are free from preemptive rights or other restrictions on transfer.

(b)

Sunburst shall engage in a reverse 1:50 stock split which will exchange one new share for every fifty outstanding shares.  All shares issued pursuant to this agreement shall be issued following the reverse stock split.

(1)

The reverse stock split shall be completed within three months after the date of this Agreement.

(2)

Any shares to be issued under this Agreement shall be issued within thirty (30) days after the completion of the reverse stock split.

3.3

Organization of Sunburst Mexico

(a)

 Sunburst Mexico is a limited liability corporation formed under the laws of Mexico with 50,000 common shares of total outstanding Fixed Minimum Capital, of which Sunburst owns 49,999 (99.9%) and 1 (.01%) is held in trust for the benefit of Sunburst.

ARTICLE 4

CANCELLATION OF PREVIOUS AGREEMENTS

4.1

Notice of Termination of Operating Agreement.  This Agreement shall represent notice of Sunburst Mexico’s intent to terminate the Operating Agreement with MRT within 30 days, unless terminated earlier by mutual written consent.

4.2

Termination of Operating Agreement.  The Operating Agreement shall cease on the 31st day after this agreement is executed or on such day as mutually agreed to in writing by the parties.

4.3

Termination of Share Option Agreement.  This Agreement shall supersede and terminate the Share Option Agreement entered into by MRT and Sunburst on August 18, 2005.

ARTICLE 5

OTHER PROVISIONS

5.1

The Properties will be subject to a maximum of 2.5% NSR.  This NSR shall replace any conflicting maximum NSR in any of the agreements concerning the Properties.  Other provisions in the August 18, 2005 contracts relating to the Properties concerning the calculation and payment of the NSR remain in effect.

5.2

The Cienguieta Property, as defined in Assignment Of Contract Agreement—Cieneguita (which was signed on August 18, 2005), is subject to a per ounce royalty of $20 per ounce plus 10% of the amount gold is trading above $400, up to a $2,000,000 total payout.

5.3

This Agreement exercises Sunburst Mexico’s right of first refusal on the mining concessions on two properties, which are referenced in Section 8 (First Right of Refusal) of the Sale And Purchase Of Mining Concessions Agreement (Encino Gordo) which was signed on August 18, 2005.  The description of the properties referenced in this section is attached as Exhibit A to that Agreement.  No additional consideration, other than that provided in this Agreement, shall be due in exchange for the exercise of the option, except for a 2.5% net smelter return royalty payable to MRT; if Sunburst Mexico has not commenced commercial production within four years from transfer date, Sunburst Mexico shall pay to MRT $50,000 per year as advance royalty payments; such annual payments shall be increased to $100,000 after sixth year; Sunburst Mexico may transfer back to MRT the mining concessions in lieu of advance royalty payment.  These properties are included in the definition of “Properties” as used in this Agreement.

5.4

Sunburst shall issue two million (2,000,000) shares of Sunburst’s common shares to MRT or to its duly appointed assignee.  These shares shall be issued within thirty (30) days after the finalization of a 1:50 reverse stock split of Sunburst common stock, which shall be completed within three months from the date of this Agreement.

5.5

When the production rate of the Cienguieta mine (as defined in the Assignment Of Contract Agreement—Cieneguita) equals eighty-five percent (85%) of its designed capacity, Sunburst shall issue an additional 1,000,000 shares of Sunburst common stock to MRT.

(a)

85% of designed capacity shall mean a production rate of a minimum of 1,250 ounces per month for three consecutive months.

5.6

Transfer Restrictions.

(a)

The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144 or to Sunburst, Sunburst may require MRT to provide to Sunburst an opinion of counsel selected by MRT and reasonably acceptable to Sunburst, the form and substance of which opinion and shall be reasonably satisfactory to Sunburst, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b)

MRT shall agree to the imprinting, as long as is required, of a legend on any shares issued in the following form:

THE SECURITIES EVIDENCED HEREBY HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM   REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO REGULATION S THEREUNDER, AND CONSTITUTE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN

RULE 144 UNDER THE SECURITIES ACT OF 1933.  THEY CANNOT BE TRANSFERRED, OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF ANY U.S. PERSON, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM.

5.7

Mutual Release.  Except for any claim or cause of action specifically arising from a breach of this Agreement or otherwise reserved herein, MRT, Sunburst Mexico and Sunburst, and their respective officers, directors, agents and employees, irrevocably waive and release any and all present and future claims and causes of action that any of them may have against each other arising out of, or in any way relating to, the following agreements:

(a)

The Operating Agreement

(b)

The Share Option Agreement

5.8

Release of obligations.  MRT shall accept the two million (2,000,000) shares of common stock of Sunburst as a release of all previous obligations that Sunburst or Sunburst Mexico owed to MRT under the Operating Agreement and Share Option Agreement, and the parties agree that all obligations agreed upon under the Assignment of Cieneguita Option Agreement, Guazapares Option Agreement, Assignment of San Antonio Option Agreement and Assignment of San Francisco Option Agreement shall, following the signing hereof, continue to be in force and effect and binding upon their terms to the parties thereto.

ARTICLE 6

OPTION TO PURCHASE SUNBURST MEXICO SHARES

6.1

Sunburst hereby irrevocably grants to MRT the option, but not the obligation, to purchase 100% of the issued common shares of Sunburst Mexico for the total price of $100, if Sunburst fails to complete the following obligations:

(a)

Raise a minimum of $2,000,000 in gross proceeds and transfer $1,500,000 in net proceeds to Sunburst Mexico by April 30, 2006.

(b)

Payment to MRT of $60,000 by December 10, 2005 and $40,000 by January 15, 2006 of the $1,500,000 in net proceeds referenced in 6.1(a), leaving a balance of $1,400,000.

6.2

If MRT exercises the option under this Article, it must return to Sunburst, for cancellation, all Sunburst shares it has received under this Agreement and release Sunburst from the obligation to issue any future shares under this Agreement.

6.3

This option shall be deemed to have been exercised upon written notice from MRT and the tendering of $100 from MRT to Sunburst.  Within 30 days of the exercise of the option, Sunburst shall provide MRT with certificates representing the Sunburst Mexico shares, and MRT shall provide Sunburst with the certificates representing the Sunburst shares issued to MRT pursuant to this agreement.

6.4

If MRT exercises the option to purchase all of Sunburst Mexico’s shares, Sunburst shall irrevocably assign to MRT, free of charge, all of Sunburst’s debt recorded in the financial statements of Sunburst Mexico as debt owing to Sunburst or to parties controlled by or related to Sunburst.

6.5

This option shall remain open through May 31, 2006.  If MRT has not exercised the option at that time, the option will terminate.

6.6

This option to purchase Sunburst Mexico shares shall be MRT’s sole recourse if Sunburst fails to transfer the required funds to Sunburst Mexico.

ARTICLE 7

GENERAL

7.1

Notice.  Any notice or notification given or required to be given between the parties as a result of the application of this Agreement shall be given in writing and shall be addressed to the latest domiciles set out by the parties under this Agreement, which domiciles are, until further notice is given, as follows:

If to MRT:

Minera Rio Tinto, SA de CV

Attention: Mario Ayub Touché

Av. Pascual Orozco No.2117

La Cima, Chihuahua, Chihuahua, México

Tel/Fax. 614-414-7191

If to Sunburst Mexico:

Sunburst Mining de México, SA de CV

ATTN: Abraham Urias

Av. Del Mar 1022 – 5, Zona Costera

Mazatlán, Sinaloa, México, C.P.82149

Main. (6699) 90 05 48

Fax.   (6699) 86 98 59

     With a copy to:

Sunburst Acquisitions IV, Inc.

ATTN: Tracy Moore

609 Granville, Suite 880

Vancouver, BC V7Y 1G5

604-685-5535

If to Sunburst:

Sunburst Acquisitions IV, Inc.

ATTN: Tracy Moore

609 Granville, Suite 880

Vancouver, BC V7Y 1G5

604-685-5535

The parties may, at any time, change their above-referenced domiciles by ten days written notice to the other party.

All notices shall be given (i) by personal delivery, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested or by commercial courier.  All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following actual receipt of the mailed confirmation, and (iii) if solely by mail or by commercial carrier, on the next business day after actual receipt.

7.2

Headings.  The headings contained in this Agreement are for convenience and reference only and shall not be used in any way to define, limit or expand the meaning, intent or context of this Agreement or any provision hereof.

7.3

Construction.  Unless the context in which words are used herein requires otherwise, the use of the singular number herein shall include the plural and the plural the singular, the use of the masculine, feminine or neuter pronouns shall include the masculine, feminine and neuter, and the term “person” shall mean any individual, partnership, corporation, trust or other entity.

7.4

Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

7.5

Severability.  If any covenant, condition, term or provision of this Agreement, or the application thereof to any person or in any circumstance, shall be held by any court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term or provision to persons or in circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.6

Binding Effect.  Subject to the provisions hereof, this Agreement shall be binding upon, and shall inure to the benefit of, each of the parties hereto and their respective heirs, personal representatives, administrators, executors, successors and assigns.

7.7

Calendar Days.  Unless otherwise expressly provided, all time periods shall be determined on a calendar day basis.  If any date for performance, approval or delivery falls on a Saturday, Sunday, or legal holiday, the time therefore shall be extended to the next business day.

7.8

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument, notwithstanding the fact that all parties are not signatory to the same original or counterpart.

7.9

This Agreement shall endure to the benefit of and be binding upon Sunburst, Sunburst Mexico, MRT and their respective heirs, personal representatives, successors and assigns.

7.10

Each of the parties agrees that they will promptly execute all such documents and do all such acts and things as may be necessary or desirable to carry out the provisions or intent of this Agreement.

7.11

Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first mentioned above.

Sunburst Acquisitions IV, Inc.

Minera Rio Tinto, S. A. De C. V.

By: /s/ Tracy Moore, CFO

By: /s/ Mario Ayub

Sunburst de Mexico, S.A. de C.V.

By: /s/ Tracy Moore

EXHIBIT A

Located in Municipality of Guazaparez, State Chihuahua, Mexico:

Mining concessions title no. 220149 (mining lot “El Camuchin”) and 220148 (mining lot “La Paloma”) which are adjacent to title No. 225297 (mining lot “Encino Gordo”) and title No. 292013 (mining lot “Encino Gordo”).